Exhibit 99.1

F O R    I M M E D I A T E    R E L E A S E

N E W S

FROM

Contact:    Bank Mutual Corporation

NASDAQ: BKMU

Michael T. Crowley Jr.

Chairman and Chief Executive Officer

414-354-1500

Rick B. Colberg

Chief Financial Officer

866-705-2568

BANK MUTUAL CORPORATION ANNOUNCES

INCREASE IN APPRAISAL

Milwaukee, Wisconsin

September 25, 2003

Bank Mutual Corporation (NASDAQ – BKMU), the holding company for Bank Mutual, announced today that its independent appraiser has informed the Company that it believes it is necessary to increase the appraisal of the Company in connection with the Company’s pending conversion to a fully shareholder-owned entity and related stock offering.

Under the new appraisal, the total valuation of the Company would be between approximately $505 million and $683 million, or up to $786 million at the adjusted maximum. This is an increase of approximately 15% from the initial appraisal. As a result, the total number of new shares to be sold at $10.00 per share pursuant to the stock offering would be approximately 26.4 million shares at the minimum, 31.1 million at the midpoint, 35.7 million at the maximum and 41.1 million at the adjusted maximum of the offering. In addition, based upon these numbers, at these levels of the offering, the exchange ratios for existing Bank Mutual Corporation shareholders would be approximately 2.3579, 2.7740, 3.1901 and 3.6686 new shares, respectively, for each existing share of Bank Mutual Corporation common stock.

The increase in the appraisal will require a resolicitation of orders from the persons, and only those persons, who have subscribed to purchase shares in the Company’s stock offering. The precise timing and precise manner of that resolicitation have not yet been determined, pending finalization of the revised appraisal and related regulatory reviews. It is not expected that the change in the appraisal will require a new shareholder or Bank Mutual Bancorp, MHC vote. Completion of the conversion, the offering and the related share exchange remain subject to final approvals by the Office of Thrift Supervision, and are now expected to occur in the first part of the fourth quarter of 2003. More specific information on the resolicitation process and the timing of the completion of the transactions will be made public when available.

Trading in the shares of common stock to be issued in the offering will not begin, and the related share exchange will not occur, until the transactions are formally completed and the new shares are issued. In the interim, Bank Mutual Corporation’s existing common stock will continue to trade on The NASDAQ Stock Market® under the symbol “BKMU”.

The Company, the MHC and Bank Mutual are headquartered in the Milwaukee suburb of Brown Deer, Wisconsin. The Company is the fifth largest banking institution headquartered in Wisconsin, with year end assets of $2.8 billion. Its subsidiary bank, Bank Mutual, operates 69 offices in the state of Wisconsin and one office in Minnesota.

The offering is made only by means of a prospectus in accordance with federal law and applicable state securities laws; this press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities. We cannot assure that we will accept any particular order, as a result of subscription priorities or otherwise.

Cautionary Statements

The final exchange ratio for existing Bank Mutual Corporation shareholders will depend upon the number of shares which are sold in the offering and we cannot assure any particular exchange ratio.

The discussions in this press release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those in the future tense or which use terms such as “believe,” “expect,” and “anticipate.” Actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. In particular, completion of the various announced transactions is subject to a number of conditions, including those described above. Therefore, as with any transaction, completion cannot be assured. In addition, the Company’s periodic filings with the Securities and Exchange Commission discuss a number of other factors which may affect its future operations generally and in particular its ability to use additional capital. These factors include changing interest rates, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience, general economic and political developments, and other factors discussed in those filings. The statements made herein are only made as of the date of this press release and the Company undertakes no obligations to publicly update such statements to reflect subsequent events or circumstances.

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